Exhibit 10.1

10 fEBRUARY 2025

BINDING TRANSACTION AGREEMENT

between

INTERACTIVE STRENGTH INC.

and

Ali Ahmad

and

SPORTSTECH BRANDS HOLDING GMBH

Contents

Clause Page

§ 1 Key points of the intended Transaction	4
§ 2 Preconditions	4
§ 3 Exclusivity	4
§ 4 Confidentiality	5
§ 5 Schedule	5
§ 6 Binding effect	5
§ 7 Costs	5
§ 8 Miscellaneous	6

Binding Transaction Agreement

THIS BINDING TRANSACTION AGREEMENT (the "BTA") is entered into as of 10 February 2025

BETWEEN:

(1) Interactive Strength Inc., incorporated under the laws of Delaware, United States, having its registered office at 1005 Congress Avenue, Suite 925, Austin, TX 78701, USA

– hereinafter referred to as "Interactive" –

and

(2) Ali Ahmad, and

– hereinafter referred to as "Ali Ahmad" –

and

(3) Sportstech Brands Holding GmbH, a limited liability company organised under the laws of the Federal Republic of Germany, having its business address at Karl-Liebknecht-Straße 7, 10178 Berlin, Germany, and being registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg under registration number HRB 142084 B

– hereinafter referred to as "Sportstech" –

– Interactive, Ali Ahmad and Sportstech hereinafter referred to jointly as the "Parties" and individually as a "Party" –.

Preamble

(A) Interactive and Sportstech have agreed to combine their businesses in a single group through an M&A transaction in a series of different steps (the "Transaction").

(B) Following intense discussions between the Parties , the Parties came to the conclusion that – subject to further tax and accounting advice by their respective advisors – a capital contribution in kind in Sportstech through Interactive by way of a contribution of Interactive shares will be a way to form a common group (always subject to further tax consideration).

THEREFORE, the Parties agree as follows:

§ 1
Key points of the intended Transaction

(1) The Transaction will be comprised of an Initial Investment and three Optional Investment tranches, which are callable, subject to performance metrics, by Ali Ahmad or an entity connected to him (collectively, the "Total Investment"):

- “Initial Investment”: Interactive acquires an approximately 99.8% stake in Sportstech through a $15,000,000 capital increase through contribution in kind of Interactive Series D Non-voting Convertible Preferred Stock that will be newly created, all of which will be issued to Sportstech at Closing. The conversion price of the Initial Investment into Interactive’s Common Stock will be determined on June 15, 2026 by using the volume-weighted average price of the previous 20 trading days, subject to compliance with Nasdaq Listing Rule 5635(d) (referred to herein at the "Nasdaq Minimum Price Rule").

- “Optional Investment A”: An option to call a capital increase of up to $10,000,000 through contribution in kind of Interactive Common Stock, which shall vest based on a formula that calculates the EU-sourced EBITDA earned above $3,500,000 for the twelve (12) months ended March 2026 and multiplied by two (2). The price used to calculate the number of Common shares issued for Optional Investment A will be determined on June 15, 2026 by using the volume-weighted average price of the previous 20 trading days, subject to compliance with the Nasdaq Minimum Price Rule

- “Optional Investment B”: An option to call a capital increase of up to $10,000,000 through contribution in kind of Interactive Common Stock, which shall vest based on a formula that calculates the EU-sourced EBITDA earned above $5,500,000 for the twelve (12) months ended March 2027 and multiplied by two (2). The price used to calculate the number of Common shares issued for Optional Investment B will be determined on June 15, 2027 by using the volume-weighted average price of the previous 20 trading days, subject to compliance with the Nasdaq Minimum Price Rule

- “Optional Investment C”: An option to call a capital increase of up to $20,000,000 through contribution in kind of Interactive Common Stock, which shall vest based on a formula that calculates the US-sourced EBITDA earned for the twenty-four (24) months ended March 2027 and multiplied by three (3). The price used to calculate the number of Common shares issued for Optional Investment C will be determined on June 15, 2027 by using the volume-weighted average price of the previous 20 trading days, subject to compliance with the Nasdaq Minimum Price Rule.

(2) Ali Ahmad will join the Board of Directors of Interactive upon closing of the Initial Investment.

§ 2
Preconditions

As stated, the Parties commit to the Transaction and will provide reasonable access for respective representatives and their financial, accounting, legal and other advisers to information that any of them reasonably requests in furtherance of the Transaction.

The exact allocation of shares is subject to final advice by specialized auditors (Wirtschaftsprüfer).

§ 3
Exclusivity

(1) No Party shall discuss or negotiate the Transaction, or a similar transaction, with third parties (the "Exclusivity Period", as defined below). To the extent that Sportstech is currently having such discussions or negotiations, it shall end these.

(2) The Exclusivity Period shall end on the earlier of (1) a period of three (3) months from signature of this BTA or (2) the closing of the Initial Investment.

§ 4
Confidentiality

(1) The Parties shall treat the existence and the content of this BTA and the results of the due diligence of Interactive review strictly confidentially and only inform third parties where there is a statutory obligation to do so. Third parties within the meaning of this provision do not include (i) members of corporate bodies of the parties, (ii) advisors obliged to observe confidentiality who are instructed in connection with the execution of this BTA by one of the Parties and (iii) employees or advisors of the Parties which the instructing Party has subjected to a confidentiality obligation in writing. Each Party shall be liable for the conduct of those persons to whom it forwards the confidential information.

(2) Press releases or similar publications or notifications shall require the prior consent of the Parties.

§ 5
Schedule

The Parties intend to carry out the intended Transaction after signature of this BTA in the following steps:

By 10 February 2025: Signing of this BTA

Before 31 March 2025: Signing of the Definitive Transaction documents

On 1 April 2025: Closing of the Initial Investment

§ 6
Binding effect

(1) The provisions of this BTA do, in general, establish obligations of the Parties to carry out the Transaction, subject to further tax and auditor advice by the Parties' respective advisors and satisfactory due diligence reviews carried out by the Parties. Definite Transaction documentation, including Investment Agreement and Employment Agreements will be further negotiated and agreed between the Parties prior to closing of the Initial Investment.

(2) It is agreed that, except for the corporate reorganization required to effect the Transaction, Sportstech will continue to conduct its business in the ordinary course, consistent with past practice, and will use all reasonable efforts to maintain the value of its business and assets as a going concern until the closing of the Initial Investment or mutual termination of this BTA. Prior to such date, Sportstech will not sell, license or transfer any material assets or issue any shares of capital stock except in the ordinary course, consistent with past practice or, in the case of capital stock, pursuant to and subject to the terms of stock options or warrants outstanding as of the date hereof.

(3) Refraining from further negotiations pursuant to the provisions of this BTA shall remain binding on the Parties.

§ 7
Costs

Each Party shall bear its own costs incurred in connection with this BTA and the negotiations regarding the Transaction including any costs for experts, advisors, lawyers or travel expenses.

§ 8
Miscellaneous

(1) The headings in this BTA are inserted for convenience only and shall not affect the interpretation of this BTA. Where a German term has been inserted in brackets and/or italics it alone and not the English term to which relates shall be authoritative for the purpose of the interpretation of the relevant term in this BTA.

(2) Amendments and additions to this BTA shall be valid only if made in writing unless a stricter form is prescribed by mandatory law. This also applies to any amendment to this written form clause. There are no verbal or written side agreements.

(3) This BTA be governed by and construed in accordance with the laws of the Federal Republic of Germany. Exclusive place of jurisdiction for all disputes regarding rights and duties under this Letter of Intent, including its validity shall be Berlin.

Düsseldorf, 10 February 2025	Düsseldorf, 10 February 2025
Interactive Strength Inc.	Sportstech Brands Holding GmbH
/s/ Trent Ward	/s/ Ali Ahmad
Name: Trent Ward Title: CEO	Name: Ali Ahmad Title: CEO
Düsseldorf, 10 February 2025
Ali Ahmad
/s/ Ali Ahmad
Name: Ali Ahmad